Exhibit (a)(2)

Enrique Lores
President & CEO

HP rejects Xerox’s unsolicited exchange offer

Restricted – Internal use only
To All HP Employees

Team,

Today we issued a press release announcing that HP’s Board of Directors has rejected Xerox’s unsolicited exchange offer.

As detailed in our release, the HP Board also unanimously recommends that HP shareholders not tender their HP shares into Xerox’s offer.

The Board’s decision reflects both the confidence we have in our strategy to create value, as well as the fundamental problems we see with the Xerox proposal. The Xerox offer meaningfully undervalues HP, disproportionately benefits Xerox shareholders, and would create significant risks for HP shareholders.

Since announcing our strategic and financial value creation plan last week, we have spoken with many of our stakeholders about the attractive opportunities we see for continued execution and leadership across our business. We have received positive feedback, with people pointing to our technology, our portfolio and our people as significant sources of competitive advantage.

The strength of our business, combined with our track record of operational excellence and financial outperformance, is what made HP attractive to Xerox in the first place. We have built a strong foundation as a company that underpins the Board’s decision today. And there’s no doubt in my mind that by executing on our plan, HP will create greater shareholder value over time than the offer Xerox has submitted.

Despite today’s rejection, the process with Xerox is not over. It is likely they will take additional steps seeking to advance their offer, and you will continue to see news coverage about it. It is important that we all keep our “eyes on the ball,” focus on our priorities, and not be distracted from the important work in motion.  That’s exactly what we did in Q1, and I know you will keep charging forward.

And as we do, let’s always keep the needs of our customers, partners and each other top of mind – particularly in light of the current coronavirus situation. Your wellbeing is our number one priority and we will continue taking preventive measures to mitigate risk. We have teams across HP focused on this topic and providing you with updates as needed. And our supply chain team will continue their daily work to navigate the situation and meet customer demand for our products.

Thank you for your continued contributions. You are all making a difference for our company and fueling HP’s future.

Saludos,

Enrique

Forward-Looking Statements

This document contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements and assumptions.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any statements about the exchange offer; projections of net earnings, net earnings per share, free cash flow, operating profit, debt to EBITDA ratio, or other financial items; any statements of expectation or belief; any statements regarding HP’s long term plan, future strategy, potential future share repurchases, other potential returns of capital or any potential strategic transactions; any statements relating to the plans, strategies and objectives of management for future operations, including, but not limited to, our go-to-market strategy, the execution of restructuring plans and any resulting cost savings, including any projections of the amount, timing or impact of cost savings or restructuring or other charges, planned structural cost reductions and productivity initiatives, net revenue or profitability improvements or other financial impacts; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on HP and its financial performance; and any statements of assumptions underlying any of the foregoing.

Risks, uncertainties and assumptions include factors relating to HP’s ability to execute on its strategic plan, including the recently announced initiatives, business model changes and transformation; execution of planned structural cost reductions and productivity initiatives; potential developments involving Xerox Holdings Corporation; HP’s ability to complete any contemplated share repurchases, other capital return programs or other strategic transactions; the need to address the many challenges facing HP’s businesses; the competitive pressures faced by HP’s businesses; risks associated with executing HP’s strategy, business model changes and transformation; successfully innovating, developing and executing HP’s go-to-market strategy, including online, omnichannel and contractual sales, in an evolving distribution and reseller landscape; successfully competing and maintaining the value proposition of HP’s products, including supplies; the impact of macroeconomic and geopolitical trends and events; the need to manage third-party suppliers, manage HP’s global, multi-tier distribution network, limit potential misuse of pricing programs by HP’s channel partners, adapt to new or changing marketplaces and effectively deliver HP’s services; challenges to HP’s ability to accurately forecast inventories, demand and pricing, which may be due to HP’s multi-tiered channel, sales of HP’s products to unauthorized resellers or unauthorized resale of HP’s products; the protection of HP’s intellectual property assets, including intellectual property licensed from third parties; risks associated with HP’s international operations; the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; the execution and performance of contracts by HP and its suppliers, customers, clients and partners; the hiring and retention of key employees; integration and other risks associated with business combination and investment transactions; the results of the restructuring plans, including estimates and assumptions related to the cost (including any possible disruption of HP’s business) and the anticipated benefits of the restructuring plans; disruptions in operations from system security risks, data protection breaches, cyberattacks, extreme weather conditions, medical epidemics or pandemics such as the novel coronavirus, and other natural or manmade disasters or catastrophic events; the impact of changes in tax laws, including uncertainties related to the interpretation and application of the Tax Cuts and Jobs Act of 2017 on HP’s tax obligations and effective tax rate; the resolution of pending investigations, claims and disputes; and other risks that are described in HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019, and HP’s other filings with the SEC.

Certain financial information set forth in this document reflects estimates based on information available at this time. While HP believes these estimates to be reasonable, these amounts could differ materially from amounts reported in HP’s Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2020, April 30, 2020 and July 31, 2020, Annual Report on Form 10-K for the fiscal year ended October 31, 2020, and HP’s other filings with the Securities and Exchange Commission. HP assumes no obligation and does not intend to update these forward-looking statements. HP’s Investor Relations website at http://investor.hp.com contains a significant amount of information about HP, including financial and other information for investors. HP encourages investors to visit its website from time to time, as information is updated, and new information is posted. The content of HP’s website is not incorporated by reference into this document or in any other report or document HP files with the SEC, and any references to HP’s website are intended to be inactive textual references only.

Important Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the exchange offer commenced by Xerox, HP has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. HP SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ HP’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain free copies of the solicitation/recommendation statement on Schedule 14D-9, as well as any other documents filed by HP with the SEC, without charge at the SEC’s website at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents from HP by directing a request to Investor Relations, 1501 Page Mill Road, Palo Alto, CA 94304, or by calling (650) 857-1501.

HP has filed a preliminary proxy statement with the SEC in connection with the solicitation of proxies for the 2020 Annual Meeting of Shareholders, and a definitive proxy statement and a WHITE proxy card will be filed with the SEC and mailed to HP’s shareholders. HP SHAREHOLDERS ARE URGED TO READ ANY PROXY STATEMENT AND OTHER RELEVANT MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain free copies of these and other SEC filings made by HP (when available) without charge from the sources indicated above.

Certain Information Concerning Participants

HP and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies under the rules of the SEC. Information regarding the names, affiliations and interests of HP’s directors and executive officers is set forth in the preliminary proxy statement for the 2020 Annual Meeting of Shareholders and will be set forth in the definitive proxy statement. Shareholders may obtain free copies of these documents without charge from the sources indicated above.